Exhibit 99

PRESS RELEASE

Scripps reports second quarter results

For immediate release	(NYSE: SSP)
July 14, 2003

CINCINNATI – The E. W. Scripps Company today reported improved second quarter financial results, led by exceptionally strong performance at Home & Garden Television and Food Network.

Net income for the three-month period ended June 30 was $64.7 million compared to $27.0 million for the same period a year ago. Second quarter earnings per share were 80 cents compared to 33 cents in the second quarter of 2002.

Year-over-year net income and earnings per share comparisons, however, should take into consideration unusual items that were reported by the company during the current and prior year periods. During the second quarter 2003, net income was reduced by approximately 3 cents per share because of investment write-downs. During the prior year period, unusual items reduced net income by 43 cents per share. Excluding unusual items during both periods, net income from continuing operations increased about 9 percent during the second quarter of 2003.

Segment profits at the company’s fastest growing business unit – Scripps Networks – increased 70 percent during the second quarter to $55.9 million. Scripps Networks revenues increased 28 percent to $142 million for the three-month period. Scripps Networks includes the company’s portfolio of growing cable and satellite television networks, Home & Garden Television, Food Network, DIY—Do It Yourself Network and Fine Living.

Scripps Networks second quarter segment profit was reduced by about $9.8 million as the company continued to invest in programming and increased distribution of DIY, Fine Living and video-on-demand services. DIY and Fine Living, the company’s developing networks, now reach about 19 million and 17 million U.S. households, respectively. Programming from all of the company’s networks can be viewed on-demand on cable television systems in about 63 U.S. markets. Home & Garden Television and Food Network – the company’s flagship national networks – can be viewed in about 81 million and 79 million U.S. television households, respectively.

At the company’s newspapers, second quarter segment profits declined 4.4 percent to $67.5 million on a 1.5 percent increase in revenues. Newspaper profits were held back during the quarter by continued weakness in local retail and help wanted advertising and higher newsprint prices. Newspaper division segment profits for the quarter include $4.7 million from the joint newspaper operations in Denver compared to $2.9 million in the same period a year ago. Higher employee benefit costs and lower results from the company’s other newspaper joint operating agreements also reduced segment profits.

Segment profits at the company’s broadcast television stations were down 1.2 percent to $24.5 million in the second quarter. Broadcast television revenues increased 4.2 percent during the period to $78.9 million. Broadcast television profits were held back by increased syndicated programming and employee pension costs.

“Exceptionally strong financial performance at HGTV and Food continued to drive the company’s growth during the second quarter,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “The tremendous appeal of the Scripps Networks brand of lifestyle programming is evident in the robust advertising sales at our two flagship networks. More people than ever before are watching HGTV and Food, which makes them popular destinations for advertisers who are interested in reaching motivated consumers.”

“Our developing networks also are showing progress,” Lowe said. “DIY and Fine Living achieved important distribution gains during the quarter and both are on track to be in 20 million U.S. television households by the end of the year.”

“At the company’s newspapers, the slow ascent of the broader economy from its current trough affected second quarter results,” Lowe said. “In a number of our markets, large department stores trimmed their newspaper advertising budgets, which had a negative effect on the local retail category. Also, help wanted advertising continues to be down across the board as employers wait to see what the economy is going to do before they begin hiring again.”

“Scripps continued to benefit during the second quarter from improved operating results at the joint newspaper operations in Denver. Despite ongoing sluggishness in the local economy, Denver’s contribution to newspaper segment profits improved significantly during the second quarter compared to the same period last year. The improvement can be attributed to the Denver Newspaper Agency’s tight control on expenses and measured increases in ad rates.”

Here are second quarter operating results by segment:

Newspapers

Newspaper segment profits were $67.5 million, down 4.4 percent.

Newspaper advertising revenue was $136 million, up 2.3 percent. Broken down by category:

■	Local retail decreased 3.8 percent to $40.9 million.

■	Classified increased 0.4 percent to $54.2 million.

■	National increased 20 percent to $10.0 million.

■	Preprint and other increased 9.7 percent to $30.8 million.

Circulation revenues were $33.7 million, down 2.0 percent.

Newsprint expenses increased about 10 percent on a 10 percent increase in newsprint prices.

Scripps Networks

Scripps Networks segment profit was $55.9 million, up from $33.0 million in the prior year period.

Scripps Networks advertising revenue increased 31 percent to $117 million. Affiliate fee revenue was $23.3 million, up 15 percent.

Home & Garden Television contributed $40.6 million to segment profits, up 37 percent from the year-ago period. HGTV revenues grew 18 percent to $79.1 million. Home & Garden Television now reaches 81 million domestic subscribers.

Food Network had revenues of $55.8 million, up 35 percent. Food Network contributed $23.8 million to segment profits compared to $12.8 million in the second quarter last year. Food Network reaches 79 million domestic subscribers.

DIY—Do It Yourself Network and Fine Living reduced segment profits by $9.2 million, about even with the same period a year ago. DIY can be seen in 19 million U.S. television households and Fine Living now reaches 17 million households.

Broadcast Television

Broadcast television segment profit decreased 1.2 percent to $24.5 million.

Broadcast television revenues increased 4.2 percent to $78.9 million. Local broadcast television advertising rose 6.9 percent to $48.0 million. National broadcast television advertising was $26.0 million, down 1.5 percent from the year-ago period.

Shop At Home Network

Shop At Home Network revenues for the second quarter were $56.6 million. On a pro forma basis (as if the company had owned the business in the second quarter 2002), revenues were up 5.9 percent from the same year-ago period.

Shop At Home reported a loss of $5.6 million, or 5 cents per share, for the quarter.

Scripps acquired Shop At Home in October 2002.

Licensing and Other Media

Segment profit was $4.6 million, about even with the previous year.

Revenues increased 4.5 percent to $24.5 million.

Guidance

Based on advance advertising sales, the company currently anticipates third quarter 2003 advertising revenue for Scripps Networks will be up 25 to 30 percent year over year. Affiliate fee revenue for Scripps Networks is expected to increase about 10 percent during the third quarter, net of distribution fee amortization. Investments in the development of DIY and Fine Living are expected to reduce segment profits by about $11 million and earnings per share by about 8 cents.

Newspaper advertising revenues are expected to be up 2 to 4 percent over the prior year in the third quarter.

At the company’s broadcast television stations, advertising revenues are expected to be up about 5 to 7 percent in the third quarter, excluding political advertising. Political advertising revenue was $5.5 million in the third quarter of 2002. Total third quarter revenues for broadcast television are expected to be about even with the same period last year.

The company’s continuing investment in the Shop At Home Network is expected to reduce third quarter segment profits by about $5 million and earnings per share by about 5 cents.

Third quarter earnings per share are expected to be between 55 and 65 cents, compared to 57 cents per share in the third quarter of 2002. Results in the third quarter of 2002 included investment write-downs and other non-recurring adjustments. Without these items, third quarter 2002 earnings per share would have been 65 cents.

Conference call

The senior management team at Scripps will discuss the company’s second quarter results during a telephone conference call at 11 a.m. EDT today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Investor Relations,” then follow the “Live Web Cast” link at the top of the page. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-888-428-4479 (U.S.) or 1-651-291-0561 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (second quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 2:30 p.m. EDT July 14 until 11:59 p.m. EDT Thursday, July 17. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 689984.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Investor Relations” then follow the “Audio Archives” link at the top of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2002 SEC Form 10K and page F-18 of its most recent Form 10Q.

About Scripps

Celebrating its 125th anniversary, The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks, interactive media and television-retailing. Scripps operates 21 daily newspapers, 10 broadcast TV stations, four cable and satellite television programming services and a home shopping network. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps Networks brands include Home & Garden Television, Food Network, DIY—Do It Yourself Network and Fine Living. Home & Garden and Food Network each can be seen in about 80 million U.S. television households. Scripps Networks Web sites include FoodNetwork.com, hgtv.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 33 countries.

The company’s home shopping subsidiary, Shop At Home Network, markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 49 million full-time equivalent U.S. households.

Scripps also operates Scripps Howard News Service and United Media, which is the worldwide licensing and syndication home of PEANUTS and DILBERT.

###

Contact: Tim Stautberg, The E.W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended June 30,			Six months ended June 30,
	2003	2002	Fav (Unf)	2003	2002	Fav (Unf)
Operating revenues	$474,846	$380,435	24.8%	$920,040	$725,120	26.9%
Share of earnings of JOAs and joint ventures	22,511	20,503	9.8%	40,064	36,259	10.5%
Costs and expenses	(357,507)	(275,573)	(29.7)%	(709,873)	(539,715)	(31.5)%
Depreciation	(15,945)	(14,458)	(10.3)%	(30,764)	(27,317)	(12.6)%
Amortization of intangible assets	(1,171)	(970)	(20.7)%	(2,328)	(1,994)	(16.8)%
Investment results, net of expenses	(3,200)	(65,551)		(3,200)	(73,939)
Interest expense	(7,832)	(6,629)	(18.1)%	(15,835)	(13,221)	(19.8)%
Miscellaneous, net	1,044	(764)		2,685	(618)

Income before income taxes and minority interests	112,746	36,993		200,789	104,575
Provision for income taxes	45,783	9,085		80,872	35,953

Income before minority interests	66,963	27,908		119,917	68,622
Minority interests	2,230	952		2,495	1,786

Net income	$64,733	$26,956	140.1%	$117,422	$66,836	75.7%

Net income per diluted share of common stock	$.80	$.33	142.4%	$1.45	$.83	74.7%

Weighted average diluted shares outstanding	81,333	80,729		81,165	80,496

Notes to Results of Operations

1. RESTRUCTURING CHARGES AND OTHER UNUSUAL ITEMS

Net investment results

Net investment results include (i) net realized gains and losses and (ii) accrued performance-based compensation and other expenses associated with the management of Scripps Ventures Funds I and II (“Scripps Ventures”).

2003 - Second quarter and year-to-date net investment results were a pre-tax charge of $3.2 million of write-downs associated with declines in value of certain investments in new businesses. Investment results reduced net income by $2.1 million, $.03 per share.

2002 - Second quarter net investment results were a pre-tax charge of $65.6 million, reducing net income by $42.6 million, $.53 per share. Included in net investment results were $26.7 million of write-downs associated with declines in value of the Scripps Ventures investment portfolios and other investments in new businesses and a $35.1 million write-down of our investment in AOL Time Warner. Also included in net investment results were $3.6 million of costs associated with winding down active management of Scripps Ventures. Year-to-date net investment results were a pre-tax charge of $73.9 million, reducing net income by $48.0 million, $.60 per share. Year-to-date investment write-downs totaled $69.0 million.

Prior year tax liability adjustment

2002—We reached an agreement with the Internal Revenue Service to settle the audits of our 1992 through 1995 consolidated federal income tax returns in the second quarter of 2002. As a result, we reduced our estimated liability for prior year income taxes by $8.0 million. Net income was increased by $8.0 million, $.10 per share.

Excluding the above items, net income was $66.8 million, $.82 per share, in the second quarter of 2003 and $61.6 million, $.76 per share, in the second quarter of 2002. For the year-to-date periods, net income was $119.5 million, $1.47 per share, in 2003 and $106.9 million, $1.33 per share, in 2002.

2. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. We evaluate the operating performance (“Segment Profit (Loss)”) of our business segments based primarily on earnings before interest, income taxes, depreciation and amortization, excluding divested operating units, restructuring charges, investment results and certain other unusual items.

Information regarding our business segments is as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2003	2002	Fav(Unf)	2003	2002	Fav(Unf)
Segment operating revenues:
Newspapers	$172,895	$170,274	1.5%	$345,492	$339,210	1.9%
Scripps Networks	141,923	110,967	27.9%	258,493	199,668	29.5%
Broadcast television	78,870	75,721	4.2%	149,043	141,242	5.5%
Shop At Home	56,638			114,955
Licensing and other media	24,520	23,473	4.5%	52,057	45,000	15.7%

Total operating revenues	$474,846	$380,435	24.8%	$920,040	$725,120	26.9%

Segment profit (loss):
Newspapers	$67,490	$70,620	(4.4)%	$130,873	$134,333	(2.6)%
Scripps Networks	55,944	32,976	69.7%	97,544	52,850	84.6%
Broadcast television	24,522	24,810	(1.2)%	40,128	40,777	(1.6)%
Shop At Home	(5,607)			(11,540)
Licensing and other media	4,617	4,657	(0.9)%	8,488	8,744	(2.9)%
Corporate	(7,116)	(7,698)	7.6%	(15,262)	(15,040)	(1.5)%

Total segment profit	139,850	125,365	11.6%	250,231	221,664	12.9%
Depreciation	(15,945)	(14,458)	(10.3)%	(30,764)	(27,317)	(12.6)%
Amortization of intangible assets	(1,171)	(970)	(20.7)%	(2,328)	(1,994)	(16.8)%
Investment results, net of expenses	(3,200)	(65,551)		(3,200)	(73,939)
Interest expense	(7,832)	(6,629)	(18.1)%	(15,835)	(13,221)	(19.8)%
Miscellaneous, net	1,044	(764)		2,685	(618)

Income before income taxes and minority interests	$112,746	$36,993		$200,789	$104,575

Depreciation:
Newspapers	$6,180	$6,708	7.9%	$12,072	$12,719	5.1%
Scripps Networks	2,482	2,384	(4.1)%	4,944	4,288	(15.3)%
Broadcast television	5,029	4,889	(2.9)%	9,679	9,417	(2.8)%
Shop At Home	1,536			2,645
Licensing and other media	165	193	14.5%	323	384	15.9%
Corporate	553	284	(94.7)%	1,101	509	(116.3)%

Total depreciation	$15,945	$14,458	(10.3)%	$30,764	$27,317	(12.6)%

Amortization of intangible assets:
Newspapers	$173	$169	(2.4)%	$344	$337	(2.1)%
Scripps Networks	588	769	23.5%	1,173	1,594	26.4%
Broadcast television	32	32	0.0%	63	63	0.0%
Shop At Home	378			748

Total amortization of intangible assets	$1,171	$970	(20.7)%	$2,328	$1,994	(16.8)%

3. ADDITIONAL NEWSPAPER SEGMENT INFORMATION

Additional information related to newspaper segment operating revenues and segment profit is as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2003	2002	Fav(Unf)	2003	2002	Fav(Unf)
Operating revenues:
Newspapers managed solely by us	$172,828	$170,188	1.6%	$345,374	$339,112	1.8%
JOAs and other joint ventures	67	86	(22.1)%	118	98	20.4%

Total segment operating revenues	$172,895	$170,274	1.5%	$345,492	$339,210	1.9%

Contribution to segment profit:
Newspapers managed solely by us	$56,518	$60,153	(6.0)%	$113,294	$117,523	(3.6)%
JOAs and other joint ventures:
Denver Rocky Mountain News	4,727	2,851	65.8%	5,296	2,978	77.8%
Other	6,245	7,616	(18.0)%	12,283	13,832	(11.2)%

Total segment profit	$67,490	$70,620	(4.4)%	$130,873	$134,333	(2.6)%

4. HGTV AND FOOD NETWORK

Included in Scripps Networks’ segment results is the following information related to HGTV and Food Network:

(in thousands, except per share data)	Three months ended June 30,			Six months ended June 30,
	2003	2002	Fav(Unf)	2003	2002	Fav(Unf)
HGTV:
Operating revenues	$79,135	$67,048	18.0%	$146,050	$120,606	21.1%
Contribution to segment profit	40,592	29,724	36.6%	75,380	52,498	43.6%
Net income effect	23,445	17,251	35.9%	43,467	30,432	42.8%
Net income effect per share of common stock — assuming dilution	$.29	$.21	38.1%	$.54	$.38	42.1%

Food Network:
Operating revenues	$55,781	$41,332	35.0%	$100,982	$74,786	35.0%
Contribution to segment profit	23,828	12,775	86.5%	41,754	22,557	85.1%
Net income effect	11,054	6,244	77.0%	19,740	10,939	80.5%
Net income effect per share of common stock — assuming dilution	$.14	$.08	75.0%	$.24	$.14	71.4%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: June	The E.W. Scripps Company
Report date: July 14, 2003	513-977-3826

For comparative purposes, this report excludes divested operations and unusual items,

and includes acquired operations as if they had been purchased January 1, 2002.

( amounts in millions, unless otherwise noted )	June			Year-to-date
	2003	2002	%	2003	2002	%
SEGMENT OPERATING REVENUE
Newspapers	$56.9	$56.9	0.0%	$345.5	$339.2	1.9%
Scripps Networks	46.9	38.5	21.7%	258.5	199.7	29.5%
Broadcast Television	26.5	25.7	3.1%	149.0	141.2	5.5%
Shop At Home (1)	18.9	16.6	14.0%	115.0	103.2	11.4%
Licensing and Other Media	7.2	5.5	31.4%	52.1	45.0	15.7%

TOTAL	$156.4	$143.1	9.2%	$920.0	$828.3	11.1%

NEWSPAPERS (2)
Operating Revenue
Local	$12.7	$13.7	(7.3)%	$83.4	$85.7	(2.7)%
Classified	18.0	18.7	(3.5)%	107.4	106.7	0.7%
National	3.8	2.9	28.6%	18.8	16.3	15.6%
Preprints and other	9.9	9.1	8.6%	59.9	54.4	10.1%

Newspaper advertising	44.4	44.5	(0.1)%	269.6	263.2	2.4%
Circulation	11.4	11.5	(1.0)%	69.3	69.8	(0.8)%
Other	1.1	0.9	17.3%	6.6	6.2	6.6%

Newspapers	$56.9	$56.9	0.0%	$345.5	$339.2	1.9%

Ad inches (excluding JOAs) (in thousands)
Local	556	602	(7.7)%	3,632	3,777	(3.8)%
Classified	900	900	0.0%	5,278	5,160	2.3%
National	124	98	26.6%	657	560	17.5%

Full run ROP	1,579	1,600	(1.3)%	9,568	9,496	0.8%

Share of JOA operating profits (3)	$6.4	$7.0	(9.1)%	$36.0	$34.6	4.1%

SCRIPPS NETWORKS
Operating Revenue
Advertising	$38.5	$30.2	27.5%	$209.9	$158.5	32.4%
Affiliate fees	7.7	7.9	(2.6)%	45.6	38.5	18.3%
Other	0.6	0.4		3.0	2.6	14.9%

Scripps Networks	$46.9	$38.5	21.7%	$258.5	$199.7	29.5%

Subscribers (4)
HGTV				81.0	78.6	3.1%
Food Network				79.1	75.3	5.0%

BROADCAST TELEVISION
Operating Revenue
Local	$15.9	$14.6	9.2%	$91.4	$85.1	7.5%
National	8.5	9.2	(7.3)%	48.5	47.7	1.7%
Network compensation	0.7	0.6	12.4%	4.5	3.9	16.1%
Political	0.2	0.3		1.0	1.0
Other	1.1	1.0	17.1%	3.6	3.5	0.1%

Broadcast Television	$26.5	$25.7	3.1%	$149.0	$141.2	5.5%

SHOP AT HOME (1)
Operating Revenue
As reported	$18.9			$115.0
Pro forma	18.9	$16.6	14.0%	115.0	$103.2	11.4%

Avg. full-time equivalent homes	49.6	41.4	19.8%	47.2	38.6	22.3%

(1)	Shop At Home was acquired October 31, 2002.

(2)	For comparative purposes, certain 2002 newspaper revenues have been reclassified to conform to 2003 classifications.

(3)	Excludes editorial costs.

(4)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: June	The E.W. Scripps Company
Report date: July 14, 2003	513-977-3826

For comparative purposes, this report excludes divested operations and unusual items,

and includes acquired operations as if they had been purchased January 1, 2002.

( amounts in millions, unless otherwise noted )	Second Quarter
	2003	2002	%
SEGMENT OPERATING REVENUE
Newspapers	$172.9	$170.3	1.5%
Scripps Networks	141.9	111.0	27.9%
Broadcast Television	78.9	75.7	4.2%
Shop At Home (1)	56.6	53.5	5.9%
Licensing and Other Media	24.5	23.5	4.5%

TOTAL	$474.8	$433.9	9.4%

NEWSPAPERS (2)
Operating Revenue
Local	$40.9	$42.6	(3.8)%
Classified	54.2	54.0	0.4%
National	10.0	8.3	20.4%
Preprints and other	30.8	28.1	9.7%

Newspaper advertising	135.9	132.9	2.3%
Circulation	33.7	34.4	(2.0)%
Other	3.3	3.0	10.4%

Newspapers	$172.9	$170.3	1.5%

Ad inches (excluding JOAs) (in thousands)
Local	1,807	1,862	(3.0)%
Classified	2,712	2,624	3.3%
National	346	285	21.5%

Full run ROP	4,865	4,771	2.0%

Share of JOA operating profits (3)	20.3	19.5	4.0%

SCRIPPS NETWORKS
Operating Revenue
Advertising	$116.8	$89.1	31.0%
Affiliate fees	23.3	20.3	14.7%
Other	1.8	1.5	20.8%

Scripps Networks	$141.9	$111.0	27.9%

Subscribers (4)
HGTV	81.0	78.6	3.1%
Food Network	79.1	75.3	5.0%

BROADCAST TELEVISION
Operating Revenue
Local	$48.0	$44.9	6.9%
National	26.0	26.4	(1.5)%
Network compensation	2.2	2.0	9.7%
Political	0.8	0.7
Other	1.9	1.8	6.1%

Broadcast Television	$78.9	$75.7	4.2%

SHOP AT HOME (1)
Operating Revenue
As reported	$56.6
Pro forma	56.6	$53.5	5.9%

Avg. full-time equivalent homes	48.5	40.3	20.3%

(1)	Shop At Home was acquired October 31, 2002.

(2)	For comparative purposes, certain 2002 newspaper revenues have been reclassified to conform to 2003 classifications.

(3)	Excludes editorial costs.

(4)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.